Exhibit 5.1

KRAMER LEVIN NAFTALIS & FRANKEL LLP

June 3, 2010

Conmed Healthcare Management, Inc.
7250 Parkway Drive, Suite 400
Hanover, Maryland 21076

Re:	Conmed Healthcare Management, Inc. Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Conmed Healthcare Management, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission (the “SEC”) with respect to the registration under the Securities Act of 1933, as amended (the “Securities Act”), of 750,000 shares (as well as any additional shares that may from time to time be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions) (the “Shares”) of the Company’s common stock, par value $0.0001 per share, which may be issued pursuant to the Company’s 2007 Stock Option Plan, as amended (as the same may be further amended from time to time, the “Plan”).

In rendering this opinion, we have examined copies of the following documents (collectively, the “Transaction Documents”):

A.           the Registration Statement,

B.           the Plan, and

C.           the Certificate of Incorporation and Second Amended and Restated By-laws of the Company.

We have also reviewed such other documents and made such other investigations as we have deemed appropriate.  As to various questions of fact material to this opinion, we have relied upon the statements, representations and certificates of officers or representatives of the Company, public officials and others.  We have not independently verified the facts so relied on.

Based on the foregoing, and subject to the qualifications, limitations and assumptions set forth herein, we are of the opinion that the Shares have been duly authorized and, upon the issuance thereof and payment therefor in accordance with the terms stated in the Plan or in the award agreements entered into pursuant thereto, will be validly issued, fully paid and non-assessable.

1177 Avenue of the Americas     New York NY 10036-2714     Phone 212.715.9100    Fax 212.715.8000    www.kramerlevin.com

also at 47 Avenue Hoche    75008 Paris France

KRAMER LEVIN NAFTALIS & FRANKEL LLP

Conmed Healthcare Management, Inc.
June 3, 2010

We express no opinion as to the laws of any jurisdiction other than the federal laws of the United States and the General Corporation Law of the State of Delaware.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement.  In giving the foregoing consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC thereunder.

Very truly yours, /s/ Kramer Levin Naftalis & Frankel LLP